EXHIBIT 99.1
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PRESS RELEASE


For Immediate Release


                                  200 East Randolph Drive
                                  Chicago Illinois 60601

                                  22 Hanover Square
                                  London W1A 2BN


Contact:   Gayle Kantro
Company:   Jones Lang LaSalle
Phone:     +1 312 228 2795
Email:     gayle.kantro@am.joneslanglasalle.com




                   PETER RIGUARDI AND ROBERT FLIPPIN
                      TO JOIN JONES LANG LASALLE



CHICAGO AND NEW YORK, AUGUST 22, 2002 - Jones Lang LaSalle (NYSE: JLL) today announced the appointment of Peter Riguardi to President New York, with overall responsibility for Jones Lang LaSalle Americas' leasing, management and tenant representation operations in the New York Tri-State market. Robert Flippin is also joining the firm as Managing Director, New York, and will join Frank Doyle, Steve Schlegel and Ken Siegel, Managing Directors, to comprise the senior team for the management and transaction businesses.

"Peter and Bob's proven track records with clients in New York position us to significantly increase our market share in the largest office market in the United States," said Earl Webb, Chief Executive Officer of the Americas. "This is a very important first step in broadening our New York platform, which is one of the key drivers in our global strategy. We are committed to rapid growth in this market and confident that adding their New York market knowledge and transaction skills to our already strong teams and client base will propel this growth."

Riguardi, formerly vice chairman of Colliers ABR, has over 19 years experience specializing in tenant representation, major lease dispositions and space marketing assignments. Riguardi started his career with Williams Real Estate, after graduating from Iona College In 1989, he was a founding member of Keoppel Tener Riguardi, Inc. (KTR) which merged in 1994 with Abrams Benisch & Riker to form Colliers ABR, Inc. He has completed such major high profile transactions as the Metropolitan Transportation Authority's 1.6 million square-foot net lease at 2 Broadway, the largest leasing transaction in the history of New York City. He also represented Morgan Stanley in the 1.1 million square foot development of their office building at 745 Seventh Avenue and was responsible for coordinating Merrill Lynch's real estate strategies in lower Manhattan.








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RIGUARDI AND FLIPPIN TO JOIN JONES LANG LASALLE / 2



"Joining Jones Lang LaSalle is particularly exciting to Bob and me because it allows us to augment the services we provide to clients by tapping into the firm's full service delivery platform," states Riguardi. "As we grow our New York business, we are able to take full advantage of Jones Lang LaSalle's global resources and help our local clients with real estate requirements in other major money centers."

Flippin, formerly Executive Managing Director of Collier ABR, has over 16 years experience specializing in tenant representation brokerage. Like Riguardi, Flippin was also one of the original founders of Koeppel Tenner & Riguardi, Inc. Flippin is a graduate of Princeton University. He represented European American Bank in their headquarters lease for 400,000 square feet on Long Island and oversaw the brokerage department for Colliers ABR.

Jones Lang LaSalle is the world's leading real estate services and investment management firm, operating across more than 100 markets on five continents. The company provides comprehensive integrated expertise, including management services, implementation services and investment management services on a local, regional and global level to owners, occupiers and investors. Jones Lang LaSalle is also the industry leader in property and corporate facility management services, with a portfolio of approximately 725 million square feet under management worldwide. In the New York Tri-State market, which consists of New York, New Jersey and Connecticut, Jones Lang LaSalle provides leasing and management services for 13.5 million square feet of office buildings and represents 1.7 million square feet of leasing transactions annually.






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